PricewaterhouseCoopers

Kesselman & Kesselman
Certified Public Accountants
Trade Tower, 25 Hamered Street
Tel Aviv 68125 Israel
P.O. Box 452 Tel Aviv 61003
Telephone +972-3-7954555
Facsimile +972-3-7954556

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Valor Computerized Systems Ltd. of our report dated October 26, 2007 relating to the financial statements (not separately included in the Form F-1) of Frontline P.C.B. Solutions Limited Partnership, which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

Tel Aviv, Israel

January 9, 2008	/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers
International Limited

Kesselman & Kesselman is a member of PricewaterhouseCoopers International Limited, a company limited by guarantee registered in England and Wales